Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Employer, Carlyle Investment Management, L.L.C. (“CIM”), CIM Global, L.L.C. (“CIM Global”) and Employee on the Effective Date. Capitalized terms used in this Agreement but not otherwise defined have the meanings given to such terms in the Appendix of Key Terms, which is attached to and considered a part of this Agreement for all purposes.

RECITALS

A. Employer desires to employ Employee on the terms and conditions set forth herein; and

B. Employee desires to be employed by Employer on such terms and conditions.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. Employer agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein for a term commencing on the Commencement Date and ending on the date on which employment is terminated in accordance with Section 5 of this Agreement (the “Term”).

2. Duties. During the Term of Employee’s employment by Employer:

a. Employee shall have the position of Title and will have authority consistent with such position. Employee will report directly to the Executive Committee of CIM and all of its affiliates (collectively, “Carlyle” or the “Firm”) and shall be a member of the Carlyle Operating Committee.

b. Employee shall concentrate Employee’s activities during the Term on directing and overseeing (i) the investment strategy and operational development of the LF Funds, (ii) the management of investment programs on behalf of the LF Funds and Other Fund Products, (iii) the development of new product initiatives within the Carlyle leveraged finance platform, (iv) the investment strategy and operational development for Other Fund Products, (v) the recruitment and oversight of appropriate investment professionals to provide investment advisory services relating to the LF Funds and Other Fund Products, and (vi) such other responsibilities, consistent with Employee’s position, as may reasonably be assigned to Employee from time to time by Employer. Employee will serve on the applicable credit or investment committee, of each of the LF Funds.

c. Employee shall devote Employee’s energies, attention, reasonable best efforts and full and exclusive business time to the business and affairs of Employer, provided, however, that nothing in this Agreement shall preclude Employee from engaging in (i) personal investment activities, (ii) activities consented to by Employer pursuant to Section 2f below, (iii)

serving as a member of the board of directors of the companies named on Exhibit A hereto, if any, or (iv) charitable, professional, and community activities, in each case so long as such activities do not materially conflict or interfere with the proper performance of Employee’s duties hereunder.

d. Employee acknowledges and agrees that during the Term Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Carlyle and Employer and to do no act that would knowingly injure the business, interests or reputation of Employer or Carlyle. In keeping with these duties, Employee shall make full disclosure during the Term to Employer of all significant business opportunities that pertain to Carlyle’s business, and, during the Term, Employee shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

e. Employee shall at all times comply, to the best of Employee’s knowledge, with (i) all material applicable laws, rules and regulations that are related to Employee’s responsibilities assumed hereunder, and (ii) all material written corporate and business policies and procedures of Carlyle and Employer that are applicable to Employee in the Office Location, including without limitation the New York Attorney General’s Code of Conduct (the “Code of Conduct”), copies of which have been provided to Employee.

f. Employee shall not, without the prior written approval of Employer, receive compensation or any direct or indirect financial benefit for services rendered during the Term to any Person other than Carlyle, except for services permitted pursuant to Section 2(c) above. As used herein, the term “Person” shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

g. In connection with Employee’s execution of this Agreement, Employee shall execute and deliver to Carlyle the certification attached hereto as Exhibit B. Employee understands and acknowledges that Employer and Carlyle are relying on the certifications and covenants set forth therein as a basis for its compliance with the Code of Conduct and that the accuracy of, and Employee’s continued compliance with, such certifications and covenants are conditions to Employee’s continued employment.

3. Location. Employee’s office shall be located at Employer’s offices in Office Location, provided that Employee is expected to travel during the Term to the extent reasonably necessary to conduct Carlyle business.

4. Compensation. As compensation for Employee’s services, Employer shall pay Employee the following compensation, subject to Section 6 below:

a. Employer shall pay to Employee the Base Salary Amount per annum throughout the Term (payable in accordance with Employer’s payroll policies, but in no event less frequently than once every month). The Base Salary Amount may be prospectively increased by Employer from time to time in its discretion, depending upon Employee’s performance.

b. Employer intends to pay bonuses to Employee from time to time. To the extent Employee receives less than 1,725,000 in Currency in aggregate bonus payments (excluding, for the avoidance of doubt, any incentive fee bonuses or distributions paid to Employee pursuant to any agreements to participate in incentive fees or carried interest profits derived from Carlyle’s investment funds (collectively, the “Incentive Participation Agreements”)) during each of the first two consecutive annual periods beginning on the Commencement Date and ending on the first anniversary and second anniversaries thereof, respectively, Employer shall pay the shortfall to Employee within 30 days after the end of the such first or second anniversary of the Commencement Date (the “Guaranteed Bonus Amount”). For periods following the second anniversary of the Commencement Date, bonuses will be payable to Employee in Employer’s discretion.

c. In addition to the bonuses payable to Employee under Section 4b above, Employer and its affiliates will pay incentive compensation to Employee pursuant to the letter agreement between Employee and Employer, CIM and CIM Global, dated as of the Effective Date, relating to the payment of a share of certain incentive fees received by Carlyle from the LF Funds and the Other Fund Products (the “Incentive Fee Letter”).

d. As of the Commencement Date, Employee will be admitted as a member of each of the following entities: TCG Holdings, L.L.C., TCG Holdings Cayman, L.P., TCG Holdings II, L.P., and TCG Holdings Cayman II, L.P. (collectively, the “Carlyle Holdings Entities”) in accordance with the terms and conditions of the limited liability company agreements and/or partnership agreements of the respective Carlyle Holdings Entities and the Subscription and Admission Agreement between Employee and each of the respective Carlyle Holdings Entities dated as of the Effective Date (the “Holdings Agreements”).

e. During the Term, Employee shall be reimbursed for all reasonable expenses for travel, lodging, entertainment, and other business expenses in connection with Employer’s or Carlyle’s business to the extent such expenses are consistent with Carlyle’s internal reimbursement guidelines. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of this Agreement is subject to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made as soon as administratively practicable after such expense has been incurred but in any event by no later than December 31 of the calendar year next following the calendar year in which such expense was incurred; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

f. During the Term, Employee shall be afforded, as incidences of employment, health, insurance, pension and vacation benefits on terms at least as beneficial, and to the same extent as those offered to other managing directors and global partners of Carlyle for the Office Location.

g. During the Term, to the extent permitted by applicable securities and other laws, Employee will be permitted (but not obligated) to make personal investments on an unpromoted basis directly in investments made by Carlyle and its investment funds during the Term, provided that the amounts available for personal investment by Employee shall be determined by Carlyle in a manner consistent with policies established for coinvestments by other employees at the level of Title for the Office Location. Coinvestments with respect to investments made by a particular Carlyle investment fund may require Employee to make a commitment to invest in all investments acquired by such fund during the Term, in accordance with internal coinvestment policies adopted by Carlyle with respect to such fund.

5. Termination. Employee’s employment with Employer shall be terminable as follows:

a. automatically upon Employee’s death;

b. by Employer, subject only to such notification requirements as are required by this Section 5b:

(i)	upon Employee’s incapacitation by accident, sickness or other circumstance which renders Employee mentally or physically incapable of performing the duties and services required of Employee hereunder for a period of at least 180 days during any 12-month period;

(ii)	for “Cause,” which for purposes of this Agreement shall mean an “Expulsion for Cause” (as defined in the limited liability company agreement of TCG Holdings, L.L.C., dated October 1, 2007, that is in effect as of the Effective Date) has occurred with respect to Employee in his capacity as a member of any of the Carlyle Holdings Entities; or

(iii)	for any other reason whatsoever, upon 30 days written notice to Employee; and

c. by Employee, subject only to such notification requirements as are required by this Section 5c:

(i)	for “Good Reason,” which for purposes of this Agreement shall mean (A) a material breach of this Agreement by Employer, (B) a material breach by any of the Carlyle Holdings Entities or their affiliates of a material duty or obligation owed to Employee in his capacity as a member of the Carlyle Holdings Entities, (C) a material breach by Carlyle of any of the Incentive Participation Agreements (as defined above in Section 4b), or (D) a significant, sustained reduction in or adverse modification of the nature and scope of Employee’s authority, duties and privileges during the

Term (whether or not accompanied by a change in title), but in each case only if such Good Reason has not been corrected or cured by Employer or the Carlyle Holdings Entities or their affiliates within 30 days after Employer has received written notice from Employee of Employee’s intent to terminate Employee’s employment for Good Reason and specifying in detail the basis for such termination; or

(ii)	for any other reason whatsoever, upon 30 days written notice to Employer.

6. Effect of Termination. Upon the termination of Employee’s employment, Employee shall receive the following compensation, provided that Employee agrees at the time of such termination to enter into a mutual release and waiver with Employer and its affiliates (a form of which is attached hereto as Exhibit C) from further claims and liabilities relating to Employee’s employment and the termination of employment (other than claims for indemnification pursuant to Section 8):

a. If at any time before the second anniversary of the Commencement Date (i) Employee’s employment is terminated pursuant to Section 5c(i) and Employer could not have terminated Employee’s employment for Cause pursuant to Section 5b(ii), or (ii) Employee’s employment is terminated pursuant to Section 5b(iii), Employer shall pay cash severance to Employee, within 60 days after the date of such termination, in a lump sum amount equal to the sum of (x) the unpaid portion of the Base Salary Amount that Employer would have paid Employee from the date of such termination through the second anniversary of the Commencement Date if Employee’s employment had not terminated and (y) the excess of the sum of the Guaranteed Bonus Amount provided for in Section 4b over bonuses actually paid to Employee pursuant to Section 4b; provided, however, that the aggregate amount of severance payable pursuant to this Section 6a will in no event be less than 25% of the Base Salary Amount.

b. If at any time on or after the second anniversary of the Commencement Date (i) Employee’s employment is terminated pursuant to Section 5c(i) and Employer could not have terminated Employee’s employment for Cause pursuant to Section 5b(ii), or (ii) Employee’s employment is terminated pursuant to Section 5b(iii), Employer shall pay cash severance to Employee, within 60 days after the date of such termination, in a lump sum amount equal to the sum of (x) 25% of the Base Salary Amount and (y) to the extent not previously paid, the excess of the sum of the Guaranteed Bonus Amount provided for in Section 4b over bonuses actually paid to Employee pursuant to Section 4b.

c. In the case of a termination of Employee’s employment at any time for any reason other than a termination pursuant to Section 5c(i) or 5b(iii), Employer shall pay to Employee, within 30 days after the effective date of the termination (to the extent not previously paid), the base salary compensation at the rate then in effect under Section 4a above, but only to the extent such compensation has accrued through the effective date of such termination.

d. The sole liability of Employer under this Agreement upon a termination of Employee’s employment shall be (i) to pay the amounts expressly provided for in this Section 6 as being due and owing upon such termination, (ii) to reimburse Employee pursuant to Section 4e for business expenses incurred by Employee during the Term, (iii) to cause its affiliates to honor the vested portion of any equity participation granted to Employee, and (iv) to comply with any other obligations under this Agreement and the Incentive Fee Letter which expressly survive termination of Employee’s employment or pursuant to any other written agreements between Employee and Employer or pursuant to any employee benefit plan

e. The date of Employee’s “separation from service”, as defined in the Treasury Regulations issued under Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of his termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee under Section 6a or Section 6b above upon his termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A. Employee shall not be treated as having had a “separation from service” for such purposes unless he has separated from service with Employer and with all other entities that would be treated along with Employer as the “service recipient” with respect to Employee, as defined in the first sentence of Treas. Reg. §1.409A-1(h)(3).

7. Records and Confidential Data.

a. All memoranda, notices, files, records and other documents made or compiled by Employee during the Term in the ordinary course of business (other than business cards and names and contact information retained in Employee’s rolodex or other personal files of Employee, including compensation data and information necessary to compile tax returns), or made available to Employee concerning the business of Carlyle (including, without limitation, any “best practices” materials made available to Employee), shall be Employer’s property and shall be delivered to Employer at its request therefor or automatically on the termination of this Agreement.

b. Employee acknowledges that, in and as a result of Employee’s employment hereunder, Employee will be making use of and/or acquiring confidential or proprietary information developed by Carlyle and its affiliates that is of a special and unique nature and value to Carlyle, including, but not limited to, the nature and material terms of business opportunities and proposals available to Carlyle and financial records of Carlyle, Carlyle investment funds, and investors in such funds (the “Confidential Information”). Employee shall not at any time, directly or indirectly, disclose to any person (other than Carlyle) any Confidential Information (regardless of whether such information qualifies as a “trade secret” under applicable law) which has been obtained by or disclosed to Employee as a result of Employee’s employment by Employer unless (i) authorized in writing by Employer, (ii) such information, knowledge or data is or becomes available to the public generally without breach of this Section 7b, (iii) disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) disclosure is made to officers, directors or affiliates of Employer or Carlyle (and the officers and directors of such affiliates), and to auditors, counsel, and other professional advisors to Employer or Carlyle or (v) disclosure is required or appropriate to a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee, or (vi) disclosure is necessary to a potential employer of Employee to advise such potential employer of Employee’s restrictive covenant obligations. Employee shall immediately supply Employer with a copy of any legal process delivered to Employee requesting Confidential Information. Prior to any disclosure of Confidential Information, Employee shall notify Employer and shall permit Employer to seek an order protecting the confidentiality of such information. Employee agrees that Employee’s obligations under this Section 7b may be enforced by specific performance and that breaches or prospective breaches of this Section 7b may be enjoined.

c. Employee will not discuss Employer’s fundraising efforts, or the name of any fund vehicle that has not had a final closing of commitments, to any reporter or representative of any press or other public media.

d. Employee represents that Employee’s employment by Employer does not and will not breach any confidentiality agreement with any former employer, including any agreement to keep in confidence or refrain from using information acquired by Employee prior to Employee’s employment by Employer. During Employee’s employment by Employer, Employee agrees that Employee will not violate any non-solicitation agreements Employee entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Employee bring onto the premises of Employer or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. Employee agrees that Employer shall have no responsibility of liability to Employee or any other Person in the event it is determined that the provision of services to Employer hereunder violates any non-compete provision between Employer and his former employer.

The obligations under this Section 7 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.

8. Indemnification. Employer and Carlyle will cause each investment fund to which Employee provides investment advice, to indemnify, defend and hold Employee harmless, to the extent permitted under the applicable partnership agreements or other charter documents of each such investment fund, for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by Employee in good faith during the Term while performing services on behalf of such investment fund (and/or any of its portfolio companies) within the scope of Employee’s employment for Employer, provided that such acts, decisions or omissions do not constitute fraud, willful misconduct or gross negligence. Employer and Carlyle will indemnify, defend and hold Employee harmless, to the full extent permitted by law and, for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by Employee in good faith during the Term while performing services on behalf of Carlyle, Carlyle’s investment funds and/or any of their respective portfolio companies within the scope of Employee’s employment for Employer, provided that (x) such acts, decisions or omissions do not constitute fraud, willful misconduct or gross negligence and (y) such losses, costs, expenses or liabilities have not been paid for or reimbursed by an investment fund to which Employee has provided investment advice or by proceeds of an insurance policy maintained by or on behalf of Carlyle. The obligations of Employer, Carlyle and such investment funds under this Section 8 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment. The indemnifications provided above will include an obligation to advance reasonable defense costs to Employee, provided that Employee selects a law firm with the prior consent of Employer, which consent will not unreasonably be withheld. Employee will reimburse the relevant Carlyle party or investment fund for such advanced defense costs to the extent a final determination is made by a court, administrative law judge, regulatory agency or arbitration panel that such indemnification is not permitted by law or not required by this Agreement.

9. Non-Solicitation/Non-Competition. Employee agrees that, for a period of six months after the last day that Employee is employed by Employer or an affiliate thereof, Employee will not, directly or indirectly, without the prior written consent of Employer: (i) participate in any capacity, including as an investor or an advisor, in any transaction that, as of the date of termination, Carlyle or any of its affiliates was actively considering investing in or offering to invest in and known to Employee; (ii) solicit, contact or identify investors in any investment partnership or fund controlled by Carlyle and its affiliates (to the extent Employee knows that such Person is an investor, directly or indirectly, in such partnership or fund) on behalf of any person; or (iii) hire or induce any current employee of Employer or its affiliates (other than Employee’s executive assistant) to become employed by Employee or any person employing Employee. The foregoing shall not prohibit Employee from giving a reference on behalf of and if requested by an employee of the Employer or any of its affiliates. Employee shall not be deemed to be in violation of the foregoing restrictions for actions of any future employer provided that such employer is not acting at Employee’s direction or with Employee’s direct or indirect involvement. The parties acknowledge and agree that the restrictions set forth in this Section 9 are believed by the parties to be reasonable and necessitated by legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this Section 9 to be unenforceable or invalid for any reason, the parties agree that this Section 9 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal. The parties further agree that Employer and Employee each will be entitled (without posting bond or security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party’s obligations set forth in this Section 9. The obligations under this Section 9 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.

10. Governing Law. The validity of this Agreement and any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of the Governing Jurisdiction, without reference to any conflict of law or choice of law principles in the Governing Jurisdiction that might apply the law of another jurisdiction.

11. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

12. Arbitration.

a. Except as provided in Section 12b, any dispute, claim or controversy arising in connection with this Agreement, the Incentive Participation Agreements, the Holdings Agreements or otherwise in connection with Employee’s employment with Employer (including any statutory claims), Employee’s carried interest participation, and Employee’s personal coinvestments shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except as modified herein). No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement; and the parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other (“Arbitration Notice”) may commence arbitration proceedings. Such arbitration shall be conducted before a panel of three arbitrators, one appointed by each party within 30 days after the date of the Arbitration Notice, and one chosen within 60 days after the date of the Arbitration Notice by the two arbitrators appointed by the disputing parties. A court of competent jurisdiction presiding over the Arbitration Location shall appoint any arbitrator who has not been appointed within such time periods. Judgment may include costs and attorneys fees and may be entered in any court of competent jurisdiction. The arbitration shall be conducted in the Arbitration Location or such other location as Employer and Employee may agree, in the English language and all monetary awards shall be in Currency. Arbitration shall be the sole method of resolving disputes not settled by mutual agreement. The determination of the arbitrators shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction.

b. Notwithstanding the foregoing, in the event of any claim or controversy arising in connection with this Agreement for which the remedy is equitable or injunctive relief, the aggrieved party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction.

c. This Section 12 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.

13. Benefit. Employer shall receive the benefit of all provisions of this Agreement on its own behalf and as trustee on behalf of all other relevant Carlyle entities and the portfolio companies. CIM and CIM Global hereby guarantee all payments and other obligations under this Agreement and the Incentive Participation Agreements (including, for the avoidance of doubt, the Incentive Fee Letter), and shall cause Employer to perform all of its obligations under this Agreement and any Incentive Participation Agreements (including, for the avoidance of doubt, the Incentive Fee Letter).

14. Non-Disparagement. Employer and Employee covenant and agree that, in the event of termination of Employee’s employment, (a) Employee shall not disparage, , Carlyle and its affiliates, and their respective principals and businesses, (b) Carlyle shall not disparage Employee, and (c) Carlyle will not authorize communication that would disparage Employee and shall instruct Carlyle employees and members not to disparage Employee. The previous sentence shall not apply, however, in the case of any disparagement which is made (i) in testimony pursuant to a court order, subpoena, or legal process, (ii) to a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee, (iii) exclusively to Employer or Employee in the course of Employer’s supervision or review of Employee’s job performance of (iv) if either party responds to incorrect, disparaging or derogatory statements to the extent reasonably necessary to correct or refute such statements. The parties further agree that Employer and Employee each will be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party’s obligations set forth in this Section 14. The obligations of the Employee and Employer under this Section 14 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.

15. Background Investigation. Employee’s employment is contingent upon Employer’s satisfactory completion of its background investigation on Employee, which shall be completed within 90 days of the Commencement Date. In addition, Employer may require that a background investigation be conducted by an independent third party. An unsatisfactory background investigation or a delay in the process due to lack of response from the Employee for requested information will result in the termination of the offer of employment and in the event Employee’s employment has commenced, such employment shall be terminated and such termination shall be deemed “for Cause”.

16. Mitigation. In the event of termination of his employment, the Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. Employer’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that Employer or its affiliates may have against the Employee for any reason, except as otherwise provided under the Holdings Agreements.

17. No Assignment. Carlyle shall not, without Employer’s consent, assign any of its rights, interests, obligations or entitlements under this Agreement, the Incentive Fee Letter or any other Incentive Participation Agreement to any person other than a commonly controlled affiliate of Employer, CIM or CIM Global in connection with an internal reorganization of Carlyle. Any assignment by Carlyle permitted under the previous sentence shall not adversely affect the guarantee of payments and obligations made by CIM and CIM Global under Section 13 hereof, Employee shall not, without the consent of Employer or CIM, assign any of its rights, interests, obligations or entitlements under this Agreement, the Incentive Fee Letter or any other Incentive Participation Agreement to any person other than Employee’s beneficiaries or to Employee’s estate upon death. This Agreement shall be binding on all successors and assigns of Employer, CIM, CIM Global and Employee.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYER:	THE CARLYLE GROUP EMPLOYEE CO.., L.L.C.

	By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

EMPLOYEE:	/s/ Michael Petrick
	Name:	Michael Petrick

CIM:	CARLYLE INVESTMENT MANAGEMENT, L.L.C.

	By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

CIM Global:	CIM GLOBAL, L.L.C.

	By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Managing Director

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